CONSULTING AGREEMENT THIS AGREEMENT made as of the 15th day of September, 2002 BETWEEN:

RELIANT VENTURES LTD. of Suite 300, 570 Granville Street, Vancouver, British Columbia Canada V6C 3P1

(the "Company") AND:

WILLIAM J. PINCUS of 1337 High Street, Denver, Colorado, United States of America 80218

(the "Consultant") WHEREAS:

A.

The Consultant has expertise in the management of companies involved in the business of mineral exploration and development.

B.

The Company wishes to retain the Consultant to serve as its President and Chief Executive Officer.

C.

The Consultant has agreed to accept such retainer upon the terms and conditions hereinafter set forth.

NOW THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1.

Engagement and Responsibilities of the Consultant

1.1

The Company hereby retains the Consultant as an advisor and consultant to the Company to serve as its President and Chief Executive Officer for the term of this Agreement and the Consultant hereby accepts such retainer.

1.2

The Consultant shall be responsible for the management of all activities of the Company in connection with the acquisition, exploration and development of mineral properties. This shall include, but not be limited to, the promotion of the Company and its business with the brokerage and financial communities, supervision of all personnel and contractors, preparation of financial, operational and statutorily required reports and such other activities as are necessary for the Company's operation.

Execution Copy   December 16, 2002

Remuneration

2.1

The Company shall pay the Consultant, upon receipt by the Company of an invoice from the Consultant, remuneration of US$ 7,625 per month.

2.2

In connection with the remuneration and other payments to the Consultant hereunder, the Consultant shall be responsible for payment of all income taxes and other required governmental remittances of the United States or Canada including, but not limited to, remittances under the United States Federal Insurance Contributions Act (FICA) and the Medicare Plan of the United States.

1.1.1

The Company shall be responsible for, and pay the premiums due under, the Consultant's existing family medical and dental insurance provided through a group plan of the Society of Mining Engineers of the United States of America are presently in the amount of US$ 1,108 per month.

Stock Options

3.1

The Consultant shall be granted, pursuant to a separate agreement and subject to approval of the TSX Venture Exchange, an incentive stock option to purchase 150,000 common shares of the Company. The exercise price of the option will be the average closing price of the first five days of trading in the Company's shares following the relisting of the shares on the TSE Venture Exchange or such other price as may be required by the Exchange.

3.2

The stock option shall vest as follows. For the first 50,000 shares, the option will be exercisable at any time. For the second 50,000 shares, the option will be exercisable on and after the first anniversary of this Agreement. For the final 50,000 shares, the option will be exercisable on and after the second anniversary of this Agreement. The stock option shall expire on the fifth anniversary of the relisting of the Company's shares on   the TSX Venture Exchange.

3.3

If an arm's length take-over bid is made for the shares of the Company any stock options held by the Consultant shall fully vest on such bid being made and, if the bid is not successful the options shall revert to their former vesting terms.

Bonus

4.1

On the first and subsequent anniversaries of this Agreement the Company shall pay to the Consultant a bonus if certain annual goals and objectives are achieved.

4.2

The bonus for the first anniversary of this Agreement shall consist of $10,000 in cash and    a stock option to purchase 150,000 common shares of the Company. The exercise price

Execution Copy December 16, 2002

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of such bonus stock options will be the closing price as quoted on the TSE Venture Exchange on the day prior to granting of the option. The option will vest as described in paragraphs 3.2 and 3.3 and expire on the fifth anniversary of granting.

4.3

The goals and objectives referred to in paragraph 4.1 for the first year of this Agreement shall be met if the Consultant causes the Company, prior to the first anniversary of this Agreement, to:

(a)

acquire five mineral resource properties and `farm-out' three of the properties by way of option or joint venture to arm's length companies; and

(b)

complete an equity financing raising at least Cdn$ 1,500,000 before commissions and costs of the issue,

all on terms acceptable to the Company's board of directors.

4.4

The goals and objectives referred to in paragraph 4.1 for the second and subsequent anniversaries of this Agreement shall be agreed upon by the Consultant and the Compensation Committee of the Company's Board of Directors on an annual basis no  later than 30 days after the date of the applicable anniversary of this Agreement.

Reimbursement of Expenses

5.1

The Company shall promptly reimburse the Consultant for all reasonable business, travel, promotional and other expenses actually and properly incurred in connection with the Consultant's duties hereunder provided that the Consultant furnishes proper receipts to    the Company in respect of such expenses.

Consultant's Covenants

6.1

The Consultant covenants and agrees with the Company that:

(a)

the Consultant will faithfully serve the Company and carry out the Consultant's duties hereunder on a full-time basis (based on an eight hour work day, excluding weekends, statutory holidays in Colorado and not more than three weeks of    annual vacation per year) and, without the consent in writing of the Company, the Consultant shall not directly or indirectly engage in or be concerned in or  interested in any other business of any kind which may interfere with, restrict or conflict with the Consultant's duties hereunder but nothing shall prevent the Consultant from continuing to be an advisor to Sunshine Argentina Inc. in connection with the transfer of its interests in the Pirquitas Mine to Silver   Standard Resources Inc. for the balance of the term of that retainer or from  carrying out consulting work during any non-business time, so long as, in either

Execution Copy December 16, 2002

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case, it does not unreasonably interfere with, restrict or conflict with the Consultant's duties hereunder;

(a)

all data, information and property of the Company or utilized by the Company in  its business or subsequently acquired or developed by the Company or the Consultant during the term of this Agreement including, without restricting the generality of the foregoing, all developments, equipment, documents, literature, forms and information are now and shall forever remain the sole property of the Company until it becomes available in the public domain. During the term of this Agreement and thereafter the Consultant shall not furnish to any individual, firm   or corporation except to employees, consultants and advisors (provided they enter appropriate confidentiality agreements) any confidential information of any kind   or nature pertaining to the Company or its business without prior written consent  of the Company or as a result of its being compelled as a result of a legal proceeding; and

(b)

all covenants of the Consultant contained in this Agreement shall survive the termination of this Agreement.

Term

7.1

This Agreement shall commence on September 16, 2002 and be in effect through
September 30, 2005 unless sooner terminated by the parties pursuant to Section 8.

Termination

8.1

The Company may terminate this Agreement at any time if the Consultant shall fail to carry out the Consultant's duties hereunder provided that written warning with particulars   of the default shall have been first given in writing by the Company to the Consultant   and, after such warning, the Consultant does not remedy such default within 60 days.  Upon so terminating this Agreement the Company shall not be obligated to pay the Consultant any further remuneration and any option held by the Consultant shall not be exercisable.

8.2

In any other circumstances, the Company may terminate this Agreement at any time after the six month anniversary of this agreement upon written notice to the Consultant and by paying the Consultant a lump sum equal to six month's worth of the remuneration    payable to the Consultant under this Agreement. The Consultant shall be obligated to mitigate the Consultant's damages by seeking alternative sources of revenue. Should the Consultant obtain alternative sources of revenue, the revenue and benefits therefrom shall be taken into account when computing the remuneration, compensation or quantum of damages to which the Consultant is entitled as aforesaid. Any option held by the Consultant, to the extent it has vested, shall be exercisable until, and shall terminate on,  the 90th day after the termination of this Agreement.

Execution Copy December 16, 2002

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8.3

The Consultant may terminate this Agreement by providing the Company with written notice of such termination at least two months prior to the date of such termination unless otherwise agreed to in writing.

Arbitration

9.1

All disputes arising out of or in connection with this Agreement or in respect of any relationship associated thereto or derived therefrom shall be referred to and finally  resolved by arbitration administered by the American Arbitration Association pursuant to   its Rules. The matter shall be heard before one arbitrator appointed in accordance with its Rules. The place of arbitration shall be Denver, Colorado, USA.

Notices

10.1

Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered personally, by telecopier or by pre-paid registered post addressed to the parties at their above-mentioned address or at such address of which notice may be given by either of such parties. Any notice shall be deemed to have been received, if personally delivered or if sent by telecopier, on the date of delivery if a business day in Colorado or,  if not, on the next business or, if mailed, on the fourth business day after and excluding the day of mailing.

Assignment

11.1

This Agreement is a personal service contract and may not be assigned in whole or part   by the Consultant except that the Consultant may assign the Agreement to any   corporation controlled by the Consultant if the Consultant guarantees the performance of this Agreement by such corporation.

11.2

This Agreement may not be assigned in whole or part by the Company, except to a subsidiary, without the prior written consent of the Consultant.

Entire Agreement & Securities Regulatory Approvals

12.1

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein.

Execution Copy December 16, 2002

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12.2

The Consultant acknowledges that this Agreement is subject to the review and approval of the TSX Venture Exchange and possibly the British Columbia Securities Commission in connection with the listing for trading of the Company's shares on the Exchange.

No Waiver

13.1

No consent or waiver, expressed or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party hereunder. Failure on the part of either party to complain of any act or failure of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

Interpretation

14.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

14.2

All headings used in this Agreement are for convenience of reference only and are not to be used as an aid in the interpretation of this Agreement.

14.3

If any term, covenant or condition of this Agreement thereof to any party or circumstance shall be invalid or unenforceable to any extent the remainder of this Agreement or application of such term, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

RELIANT VENTURES LTD.

Per:

/s/ Brian Bayley__

                                                             /s/ William Pincus______

Authorized Signature                                                            WILLIAM J. PINCUS

Brian Bayley, Director

ESPERANZA SILVER CORPORATION
Suite 300, 570 Granville Street

Vancouver, British Columbia

V6C 3P1

July 25, 2003

WILLIAM J. PINCUS 1337 High Street

Denver, Colorado

USA 80218

Dear Mr. Pincus:

Re:

Consulting Agreement made as of September 15, 2002 (the "Agreement")

between Reliant Ventures Ltd. (now Esperanza Silver Corporation) (the "Company")

and William J. Pincus (the "Consultant")

When signed by the Consultant, this letter will evidence an amendment, made for valuable consideration, to the Agreement as follows:

1.

Paragraph 3.1 of the Agreement is amended by increasing the number of common shares subject to option from 150,000 to 400,000 shares and by changing the exercise price of the option from "the average closing price on the first five days of trading of the Company's shares following the re-listing of the shares on the TSX Venture Exchange" to "CDN $0.25 per share or such other price as may be required by the TSX Venture Exchange.".

2.

Paragraph 3.2 of the Agreement is amended to change the vesting of the shares subject to the  options to 130,000 shares upon listing of the Company on the TSX Venture Exchange, 130,000 shares on the first anniversary of listing and 140,000 shares on the second anniversary of listing.

3.

Paragraph 4.1 of the Agreement is amended by changing "first and subsequent anniversaries" to "second and subsequent anniversaries".

4.

Paragraphs 4.2 and 4.3 of the Agreement are deleted.

Except as amended hereby the Agreement shall continue in full force and effect. If you agree to the foregoing, please sign below where indicated and return this letter to the Company.